Exhibit 10.2

(As revised effective February 15, 2008)

DOLLAR TREE STORES, INC.
STANDARD RESTRICTED STOCK UNIT AWARD AGREEMENT

NOTE: This document incorporates the accompanying Grant Letter, and together they constitute a single Agreement which governs the terms and conditions of your Award in accordance with the Company’s 2003 Equity Incentive Plan or 2004 Executive Officer Equity Plan, as applicable.

THIS AGREEMENT (“Agreement”), is effective as of the Grant Date specified in the accompanying Grant Letter, by and between the Participant and Dollar Tree Stores, Inc. (together with its subsidiaries, “Company”).

A. The Company maintains both the 2003 Equity Incentive Plan (“EIP”) and the 2004 Executive Officer Equity Plan (“EOEP”).

B. The Participant has been selected by the committee administering the EIP and EOEP (“Committee”) to receive a Restricted Stock Unit Award under one of these plans.

C. Key terms and important conditions of the Award are set forth in the cover letter (“Grant Letter”) which was delivered to the Participant at the same time as this document. This Agreement contains general provisions relating to the Award. The Grant Letter specifies whether the Award is issued under the EIP or the EOEP (whichever is applicable, the “Plan”).

IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a) The “Participant” is the individual named in the Grant Letter.

(b) The “Grant Date” is the date of the Grant Letter.

(c) The “Units” means an award denominated in shares of the Company’s Stock as specified in the Grant Letter.

(d) The “Restricted Period” shall begin on the Grant Date and extend, with respect to successive installments of Units (if any), until the dates and/or events specified in the Grant Letter. With respect to an Award conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, the Restricted Period shall continue until the Committee issues its written determination that such performance objectives have been met.

Other terms used in this Agreement are defined pursuant to paragraph 8 or elsewhere in this Agreement.

2. Award. Subject to the terms and conditions of this Agreement, the Participant is hereby granted the number of Units set forth in paragraph 1.

3. Settlement of Awards. The Company shall deliver to the Participant one share of Stock (or cash equal to the Fair Market Value of one share of Stock) for each vested Unit, as determined in accordance with the provisions of Grant Letter, which forms a part of this Agreement. The Units payable to the Participant in accordance with the provisions of this paragraph 3 shall be paid solely in shares of Stock, solely in cash based on the Fair Market Value of the Stock (determined as of the first business day next following the last day of the Restricted Period), or in a combination of the two, as determined by the Committee in its sole discretion, except that cash shall be distributed in lieu of any fractional share of Stock.

4. Time of Payment. Except as otherwise provided in this Agreement, payment of Units vested in accordance with the provisions of paragraph 5 will be delivered as soon as practicable after the end of the Restricted Period; provided that any cash payment or delivery of shares shall occur no later than the 15th day of the third month following the end of the calendar year during which the Restricted Period ends.  To the extent required by Section 409A of the Code, in the event the Participant is a “specified employee” as provided in Section 409A(a)(2)(i) on the Date of Termination (as defined below), any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of the Date of Termination.  Whether the Participant is a specified employee and whether an amount payable to the Participant hereunder is subject to Section 409A of the Code shall be determined by the Company.

5. Vesting and Forfeiture of Units.

(a) If the Participant’s Date of Termination does not occur during the Restricted Period with respect to any Units, then, at the end of the Restricted Period for such Units, the Participant shall become vested only in those Units, and shall be entitled to settlement with respect to such Units free of all restrictions otherwise imposed by this Agreement.

(b) The Participant shall become vested in the Units, and become entitled to settlement with respect to such Units free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

(i) The Participant shall become vested in Units as of the Participant’s Date of Termination prior to the date the Units would otherwise become vested, if the Participant’s Date of Termination occurs by reason of the Participant’s death, Disability or Retirement. Notwithstanding the foregoing, if the Award is conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, then the Participant shall become vested under this paragraph 5(b)(i) only at the end of the then-current Restricted Period (assuming achievement of the performance objectives), pro-rated based on the ratio of actual months of employment by the Participant to the total number of months in the Restricted Period.

(ii) The Participant shall become vested in Units as of the date of a Change in Control, if (i) the Change in Control occurs prior to the end of the Restricted Period, (ii) the Participant’s Date of Termination does not occur before the Change in Control date, and (iii) the Committee determines to accelerate such vesting. Notwithstanding the foregoing, if the Award is conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, then the amount of Units subject to accelerated vesting under paragraph 5(b)(ii) shall not exceed the pro rata amount based on the ratio of actual months of employment by the Participant to the date of the Change of Control to the total number of months in the Restricted Period. The accelerated vesting of such pro rata portion may assume that the performance objectives will be met, with partial settlement of the Units to occur as soon as practical after the Change of Control. If in fact the performance objectives are not met at the end of the Restricted Period, then the Participant shall not be required to repay any amounts or forfeit any Stock on account of any distribution made under this paragraph 5(b)(ii). If the Committee determines to accelerate vesting of such an Award in this manner, then the remainder of the Award shall be unaffected, with settlement of such Award at the end of the original Restricted Period (assuming the performance objectives have been met), less any distribution made on account of accelerated vesting pursuant to this paragraph 5(b)(ii).

(c) The Participant shall forfeit all unvested Units, except as otherwise provided in this paragraph 5:

(i) as of the Participant’s Date of Termination

(ii) as of the date on which the Committee determines the Participant materially violated (A) the provisions of paragraph 10 below or (B) any non-competition agreement which the Participant may have entered into with the Company, and

(iii) as of the date on which the Committee determines that one or more of the performance objectives identified in the Grant Letter, if any, were not achieved.

6. Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts due to Participant) or make other arrangements for the collection of all legally required amounts necessary to satisfy such withholding or (b) require the Participant promptly to remit such amounts to the Company. Subject to such rules and limitations as may be established by the Committee from time to time, the withholding obligations described in this Section 6 may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan, including shares of Stock to be settled under this Agreement.

7. Transferability.

(a) Except as otherwise provided in paragraph 7(b), Units may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the Units. Transfers at death are governed by paragraph 9(c) below.

(b) The Participant, with the approval of the Committee, may transfer unvested Units during his or her lifetime for no consideration to or for the benefit of the Participant’s Immediate Family, subject to such limits as the Committee may establish, and the Participant and the transferee shall remain subject to all the terms and conditions applicable to the Restricted Units prior to such transfer (including without limitation all determinations as to vesting and forfeiture). The foregoing right to transfer the Units shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Units, if any.

(c) The term “Immediate Family” shall mean Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. The following transactions are not prohibited transfers for consideration: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by the Immediate Family (or the Participant) in exchange for an interest in that entity.

8. Definitions. For purposes of this Agreement, the terms used in this Agreement shall have the following meanings:

(a) Change in Control. The term “Change in Control” has the meaning set forth in the Plan.

(b) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

(c) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(d) Retirement. “Retirement” of the Participant shall mean, with the approval of the Committee, the occurrence of the Participant’s Date of Termination on or after the date the Participant attains age fifty-nine (59) years, six (6) months, following at least seven (7) years of service.

(e) Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9. Binding Effect; Heirs and Successors.

(a) The terms and conditions of this Agreement shall be effective upon delivery to the Participant, with or without execution by the Participant.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(c) If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10. Disclosure of Information. The Participant recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Participant’s duties. The Participant will not, before or after his Date of Termination, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Participant make use of such Confidential Information for the Participant’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Participant’s Date of Termination; provided that this prohibition shall not apply after the Participant’s Date of Termination to Confidential Information that has become publicly known through no action of the Participant. The Participant shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Participant or coming into his or her possession, and shall deliver the same to the Company on the Date of Termination or, on demand of the Company, at any earlier time.

11. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons. Such powers or decision-making may be delegated, to the extent permitted by the Plan, to one or more of Committee members or any other person or persons selected by the Committee.

12. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall wholly incorporate and be subject to the terms of the Plan, a copy of which may be obtained from the Chief People Officer of the Company (or such other party as the Company may designate); and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13. No Implied Rights.

(a) The award of Units will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(b) The Participant shall not have any rights of a shareholder with respect to the Units until shares of Stock have been duly issued following settlement of the Award as provided herein.

14. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

16. Governing Law; Jurisdiction. This Agreement shall be governed by the law of the Commonwealth of Virginia without giving effect to the choice-of-law provisions thereof. The Circuit Court of the City of Norfolk and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. The parties hereby consent to the jurisdiction of such courts.

Forward to Exhibit 10.3